Filed Pursuant to Rule 433
Registration No. 333-143688
COOPER US, INC.
5.450% Senior Notes due April 1, 2015
guaranteed by
COOPER INDUSTRIES, LTD.
(and specified subsidiaries)
Final Term Sheet
March 24, 2008

Issuer:	Cooper US, Inc.

Guarantors:	Cooper Industries, Ltd., Cooper B-Line, Inc.,
Cooper Bussmann, LLC, Cooper Crouse-Hinds, LLC,
Cooper Lighting, LLC, Cooper Power Systems, LLC
and Cooper Wiring Devices, Inc.

Size:	$300,000,000

Maturity:	April 1, 2015

Coupon (Interest Rate):	5.450%

Yield to Maturity:	5.481%

Spread to Benchmark Treasury:	+262.5 basis points

Benchmark Treasury:	UST 4.000% due Feb 15, 2015

Benchmark Treasury Price and Yield:	107-3+; 2.856%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2008

Redemption Provision:	Make Whole Call - UST +40 bps
Redemption for Changes in Withholding Taxes - Par

Price to Public:	99.821%

Settlement Date:	March 27, 2008

Ratings:	Moody’s: A3/S&P: A/Fitch: A

CUSIP:	216871 AD 5

Book-Running Managers:	Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
UBS Securities LLC

Co-Managers:	ANZ Securities, Inc.
Banc of America Securities LLC
BNY Capital Markets, Inc
Citigroup Global Markets Inc.
Greenwich Capital Markets Inc.
PNC Capital Markets LLC
Wachovia Capital Markets, LLC
The Williams Capital Group, L.P.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at (800) 503-4611, J.P. Morgan Securities Inc. at (collect) at (212) 834-4533 or UBS Securities LLC at 877-827-6444, ext. 561-3884.